UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 4)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

WisdomTree, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-3487784
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

250 West 34th Street, 3rd Floor New York, NY	10119
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement file number to which this form relates:

Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

None.

Explanatory Note

This Amendment No. 4 to Form 8-A is being filed by the registrant for the purpose of amending and supplementing the description of the registrant’s securities contained in the Form 8-A filed by the registrant with the Securities and Exchange Commission (the “SEC”) on March 20, 2023, as amended by Forms 8-A/A filed by the registrant with the SEC on May 5, 2023, May 10, 2023, and March 18, 2024, respectively.

Item 1.	Description of Registrant’s Securities to be Registered.

On March 25, 2024, WisdomTree, Inc. (the “Company”) entered into Amendment No. 4 (the “Amendment”) to the Stockholder Rights Agreement, dated as of March 17, 2023, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent, as amended (the “Rights Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

The Amendment amends the definition of “Beneficial Owner,” “Beneficially Own,” and “Beneficial Ownership” to provide that a Person or any of such Person’s Affiliates or Associates who has an agreement, arrangement or understanding with respect to voting (i) arising solely from a revocable proxy or consent given in response to a public proxy or consent solicitation, or exempt solicitation, made pursuant to a written proxy or consent solicitation statement filed with the SEC and that is not also then reportable by such Person on Schedule 13D under the Exchange Act, or (ii) on a proposal to approve and ratify the Rights Agreement (as amended from time to time), including any amendment thereto or extension thereof, presented to the Company’s stockholders at any annual or special meeting of the Company’s stockholders (including any adjournments or postponements thereof), will not be deemed a “Beneficial Owner” of, or to “Beneficially Own” or have “Beneficial Ownership” of, any security under Section 1(d)(ii)(B) of the Rights Agreement, as amended by the Amendment.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Rights Agreement and the Amendment, each of which is attached hereto as an exhibit and is incorporated herein by reference.

Item 2.	Exhibits.

4.1	Stockholder Rights Agreement, dated as of March 17, 2023, between WisdomTree, Inc. and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form 8-A filed with the SEC on March 20, 2023).

4.2	Amendment No. 1 to Stockholder Rights Agreement, dated as of May 4, 2023, between WisdomTree, Inc. and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 5, 2023).

4.3	Amendment No. 2 to Stockholder Rights Agreement, dated as of May 10, 2023, between WisdomTree, Inc. and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed with the SEC on May 10, 2023).

4.4

Amendment No. 3 to Stockholder Rights Agreement, dated as of March 18, 2024, between WisdomTree, Inc. and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on March 18, 2024).

4.5

Amendment No. 4 to Stockholder Rights Agreement, dated as of March 25, 2024, between WisdomTree, Inc. and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on March 29, 2024).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

WisdomTree, Inc.

March 29, 2024	By:	/s/ Marci Frankenthaler
Marci Frankenthaler
Chief Legal Officer and Secretary